Exhibit 4.2
SUPPLEMENTAL INDENTURE
     Supplemental Indenture (this “Supplemental Indenture”), dated as of September 13, 2010, among Zayo Fiber Solutions, LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of Zayo Group, LLC, a Delaware limited liability company (the “Company”), and/or Zayo Capital, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the bank of the United States of America, as trustee (the “Trustee”).
W I T N E S S E T H
     WHEREAS, each of the Company, the Co-Issuer, and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 12, 2010, providing for the issuance of an unlimited aggregate principal amount of 10.25% Senior Secured First-Priority Notes due 2017 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     (2) Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
     (3) Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to Guarantee to each Holder of the Notes and the Trustee the Indenture Obligations pursuant to Article 13 of the Indenture.
     (4) No Recourse Against Others. No director, officer, employee, incorporator, or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Note Guarantees, the Indenture, or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.
     (5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     (6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     (7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     (8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
     (9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
     (10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ZAYO FIBER SOLUTIONS, LLC
By:	/s/ Kenneth desGarennes
	Name:	Kenneth desGarennes
	Title:	Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ John A. (Alex) Briffett
	Name:	John A. (Alex) Briffett
	Title:	Authorized Signatory